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                                                                    EXHIBIT 99.1

[Letterhead of Psychiatric Solutions, Inc.]

Contact:
Brent Turner
Vice President, Treasurer and
  Investor Relations
(615) 312-5700

Psychiatric Solutions Announces Planned Private Offering of $150 Million of Senior Subordinated Notes

FRANKLIN, Tenn. (June 9, 2003) -- Psychiatric Solutions, Inc. ("PSI")(Nasdaq:
PSYS) today announced that it is planning a private offering of $150 million of senior subordinated notes. The net proceeds of the offering will be used primarily to refinance the acquisition of Ramsay Youth Services, Inc. (Nasdaq:
RYOU), to refinance a substantial portion of PSI's debt and to repay all of the debt of Ramsay Youth Services. In connection with the offering, PSI expects to amend and restate its senior credit facility. The amended and restated credit facility will be comprised of a $17.0 million senior secured note and a $50.0 million senior secured revolver.

The senior subordinated notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from the registration requirements.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements other than those made solely with respect to historical fact and are based on the intent, belief or current expectations of PSI and its management. The proposed offering has not been initiated and its completion is subject to a variety of uncertainties, including the obtaining of the contemplated amendment to PSI's senior credit facility, general market conditions and changes in PSI's business and operations. PSI's business and operations are subject to a variety of risks and uncertainties that might cause actual results to differ materially from those projected by any forward-looking statements. Factors that could cause such differences include, but are not limited to: (1) the failure to complete the acquisition of Ramsay; (2) potential competition which alters or impedes PSI's acquisition strategy by decreasing PSI's ability to acquire additional facilities on favorable terms; (3) the ability of PSI to improve the operations of acquired facilities; (4) the ability to maintain favorable and continuing relationships with physicians who use PSI's facilities; (5) the ability to receive timely additional financing on terms acceptable to PSI to fund PSI's acquisition strategy (including for Ramsay) and capital expenditure needs; (6) risks inherent to the healthcare industry, including the impact of unforeseen changes in regulation, reimbursement rates from federal and state healthcare programs or managed care companies and exposure to claims and legal actions by patients and others; and (7) potential difficulties in integrating the operations of PSI with recently acquired operations. The forward-looking statements herein are qualified in their entirety by the risk factors set forth in PSI's filings with the Securities and Exchange Commission, including the factors listed in its Annual Report on Form 10-K for the year ended December 31, 2002 under the caption "Risk Factors." PSI undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof.


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